AMERICOLD REALTY TRUST ANNOUNCES SECOND QUARTER 2018 RESULTS

- Global Warehouse Segment Revenue Growth of 2.1% and Contribution (NOI) Growth of 7.1% -
- Global Warehouse Segment Contribution (NOI) Margin Expands 150 Basis Points -
- Net Income of $29.4 Million, Including $8.4 Million Gain From Sale of Real Estate -
- Core FFO of $0.29 and AFFO of $0.27 Per Diluted Common Share -

Atlanta, GA, August 9, 2018 - Americold Realty Trust (NYSE: COLD) (the "Company"), the world’s largest owner and operator of temperature-controlled warehouses, today announced financial and operating results for the second quarter ended June 30, 2018.

“We are very pleased with our second quarter results, which demonstrate our ability to deliver consistent growth, with our Global Warehouse segment same store revenue and contribution (NOI) increases of 2.8% and 8.1%, respectively. We continue to benefit from a favorable customer mix as well as our work to increase our fixed commitment contracts and drive productivity improvements. From an external growth perspective, we recently achieved stabilization at our Clearfield, Utah facility and expect to deliver our Middleboro, MA build-to-suit facility by the end of the third quarter, both of which we expect will contribute positively to future earnings. As the only publicly traded REIT in the temperature-controlled infrastructure and supply chain industry, we believe that the combination of our size and scale, deep industry knowledge, longstanding customer relationships, and the attractive, stable industry fundamentals positions us to create meaningful shareholder value over the long-term” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

Second Quarter 2018 Highlights

•	Total revenue was $394.7 million, a 4.0% increase over the same quarter last year; Global Warehouse segment revenue was $287.7 million, a 2.1% increase over the same quarter last year

•
Total contribution (NOI) was $98.2 million, a 9.2% increase over the same quarter last year; Global Warehouse segment contribution (NOI) was $90.8 million, a 7.1% increase over the same quarter last year

•
Net income of $29.4 million, or $0.20 per diluted common share, compared to a net loss of $8.4 million from the same quarter last year; excluding $8.4 million in gains on the sale of the Company's Thomasville, GA facility, net income for the quarter would have been $21.0 million or $0.14 per diluted common share

•	Core EBITDA of $73.6 million, a 5.6% increase over the same quarter last year

•	Core Funds from Operations ("Core FFO") of $43.1 million, or $0.29 per diluted common share

•	Adjusted Funds from Operations (“AFFO”) of $39.8 million, or $0.27 per diluted common share

•	Global Warehouse segment same store revenue grew 2.8% to $281.4 million, with segment contribution (NOI) improving 8.1% to $90.5 million, both over the same quarter last year

Second Quarter 2018 Total Company Financial Results
Total revenue for the second quarter ended June 30, 2018 was $394.7 million, a 4.0% increase from the same quarter of the prior year. This growth was largely driven by a more favorable customer mix, net new business, improvements in our commercial terms and contractual rate escalations within the Global Warehouse segment.

For the second quarter of 2018, the Company reported a net income of $29.4 million, or $0.20 per diluted share, compared to a net loss of $8.4 million for the same quarter of the prior year.

Total contribution (NOI) for the second quarter ended June 30, 2018 increased 9.2% to $98.2 million, compared to $89.9 million for the same quarter of the prior year.

Core EBITDA was $73.6 million for the second quarter of 2018, compared to $69.8 million for the same quarter of the prior year. This reflects a 5.6% increase over prior year while absorbing approximately $1.1 million of additional recurring public company expenses incurred in the second quarter of 2018.

For the second quarter of 2018, Core FFO was $43.1 million, or $0.29 per diluted share, compared to $25.0 million for same quarter of the prior year.

For the second quarter of 2018, AFFO was $39.8 million, or $0.27 per diluted share, compared to $19.7 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Second Quarter 2018 Global Warehouse Segment Results
For the second quarter of 2018, Global Warehouse segment revenues were $287.7 million, an increase of $6.0 million, or 2.1%, compared to $281.7 million for the second quarter of 2017. This growth was primarily driven by a more favorable customer mix, a shift to a greater number of fixed commitment storage contracts, and contractual rate escalations.

Warehouse segment contribution (NOI) was $90.8 million, or 31.6% of segment revenue for the second quarter of 2018, compared to $84.8 million, or 30.1% of revenue, for the prior year. This represents a 7.1% improvement in segment profitability over the second quarter of 2017 and an expansion of 150 basis points in segment margin period-over-period. The year-over-year profit growth was driven primarily by a more favorable customer mix, net new business, a shift to a greater number of fixed commitment storage contracts, continued leveraging of fixed expenses, and labor and other productivity improvements. The Company continues to generate productivity improvements with its ongoing focus on continuous improvement initiatives driven in part by further progression of its Americold Operating System ("AOS").

The Company ended the second quarter of 2018 with 144 total facilities in its Global Warehouse segment portfolio. Of the 144 total facilities, 137 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store." The remaining seven facilities are in various stages of operations and are classified as "non-same store."

The following tables summarize the second quarter 2018 Global Warehouse full segment and same store metrics compared to the same period a year ago:

Global Warehouse - Total	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
Dollars in thousands	2018	2017		2018	2017
Global Warehouse revenues:
Rent and storage	$125,333	$122,423	2.4%	$251,060	$242,090	3.7%
Warehouse services	162,379	159,240	2.0%	323,169	315,381	2.5%
Total Warehouse revenues	$287,712	$281,663	2.1%	$574,229	$557,471	3.0%
Global Warehouse contribution (NOI)	$90,835	$84,804	7.1%	$180,405	$168,325	7.2%
Global Warehouse margin	31.6%	30.1%	150 bps	31.4%	30.2%	120 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average occupied pallets	2,382	2,448	(2.7)%	2,414	2,458	(1.8)%
Average physical pallet positions	3,211	3,239	(0.9)%	3,212	3,211	—%
Occupancy percentage	74.2%	75.6%	-140 bps	75.2%	76.6%	-140 bps
Total rent and storage revenues per occupied pallet	$52.62	$50.02	5.2%	$103.99	$98.48	5.6%
Global Warehouse services:
Throughput pallets	6,612	6,910	(4.3)%	13,257	13,709	(3.3)%
Total warehouse services revenues per throughput pallet	$24.56	$23.04	6.6%	$24.38	$23.00	6.0%

Global Warehouse - Same Store	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
Dollars in thousands	2018	2017		2018	2017
Global Warehouse same store revenues:
Rent and storage	$122,492	$118,308	3.5%	$245,236	$234,737	4.5%
Warehouse services	158,937	155,538	2.2%	316,208	308,394	2.5%
Total same store revenues	$281,429	$273,846	2.8%	$561,444	$543,131	3.4%
Global Warehouse same store contribution (NOI)	$90,532	$83,780	8.1%	$179,580	$167,478	7.2%
Global Warehouse same store margin	32.2%	30.6%	160 bps	32.0%	30.8%	120 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average occupied pallets	2,312	2,354	(1.8)%	2,341	2,382	(1.7)%
Average physical pallet positions	3,089	3,091	(0.1)%	3,088	3,081	0.2%
Occupancy percentage	74.8%	76.2%	-140 bps	75.8%	77.3%	-150 bps
Same store rent and storage revenues per occupied pallet	$52.99	$50.27	5.4%	$104.75	$98.56	6.3%
Global Warehouse same store services:
Throughput pallets	6,445	6,740	(4.4)%	12,935	13,391	(3.4)%
Same store warehouse services revenues per throughput pallet	$24.66	$23.08	6.8%	$24.45	$23.03	6.2%

Fixed Commitment Rent and Storage Revenue
Annualized committed rent and storage revenue was $202.6 million, which represented 39.7% of total Warehouse segment rent and storage revenue for the quarter ended June 30, 2018 on a trailing twelve-month basis. On an absolute dollar basis, fixed commitment rent and storage revenue increased $4.9 million from the first quarter 2018.

Real Estate Portfolio
During the second quarter of 2018, the Company sold its 5.6 million cubic foot facility located in Thomasville, GA for $18.0 million and recorded a gain on the sale of $8.4 million. The Company also exited its 4.3 million cubic foot leased facility located in Vernon, CA.

Balance Sheet Activity and Liquidity
At June 30, 2018, the Company had total liquidity of approximately $569.6 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $1.56 billion (including $159.2 million of capital leases/sale leasebacks), with a weighted average term of 4.2 years. The Company has no material debt maturities during the remainder of 2018 and all of 2019. At June 30, 2018, 64% of the Company's total debt outstanding was at a fixed rate and on a trailing twelve-month basis, its net debt to Core EBITDA was approximately 4.8x. The Company's weighted average effective interest rate on outstanding indebtedness was 5.43%.

Dividend
On June 8, 2018, the Company's Board of Trustees declared a dividend of $0.1875 per share for the second quarter of 2018, which was paid on July 16, 2018 to common shareholders of record on June 29, 2018.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, August 9, 2018 at 5:00 p.m. Eastern Time to discuss second quarter 2018 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13681436. The telephone replay will be available starting shortly after the call until August 23, 2018.

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 156 temperature-controlled warehouses, with approximately 924 million refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers. Americold serves approximately 2,400 customers and employs approximately 11,000 associates worldwide.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income available to common stockholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; difficulties in identifying properties to be acquired and completing acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; the cost and time requirements as a result of our operation as a publicly traded REIT; the concentration of ownership by funds affiliated with The Yucaipa Companies, The Goldman Sachs Group, Inc., and Fortress Investment Group, LLC; changes in foreign currency exchange rates; and the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Condensed Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	June 30, 2018	December 31, 2017
	Unaudited
Assets
Property, plant, and equipment:
Land	$385,713	$389,443
Buildings and improvements	1,894,824	1,865,727
Machinery and equipment	549,083	555,453
	2,829,620	2,810,623
Accumulated depreciation and depletion	(1,044,371)	(1,010,903)
Property, plant, and equipment – net	1,785,249	1,799,720
Capitalized leases:
Buildings and improvements	16,827	16,827
Machinery and equipment	63,832	59,389
	80,659	76,216
Accumulated depreciation	(44,181)	(41,051)
Capitalized leases – net	36,478	35,165
Cash and cash equivalents	153,200	48,873
Restricted cash	37,575	21,090
Accounts receivable – net of allowance of $5,505 and $5,309 at June 30, 2018 and December 31, 2017, respectively	182,517	200,006
Identifiable intangible assets – net	25,839	26,645
Goodwill	186,890	188,169
Investments in partially owned entities	16,289	15,942
Other assets	51,438	59,287
Total assets	$2,475,475	$2,394,897
Liabilities, Series B Preferred Shares and shareholders’ equity (deficit)
Liabilities:
Borrowings under revolving line of credit	$—	$—
Accounts payable and accrued expenses	224,749	241,259
Construction loan - net of deferred financing costs of $179 at December 31, 2017	—	19,492
Mortgage notes and term loans - net of unamortized discount and deferred financing costs of $14,704 and $31,997, in the aggregate, at June 30, 2018 and December 31, 2017, respectively	1,385,682	1,721,958
Sale-leaseback financing obligations	120,289	121,516
Capitalized lease obligations	38,890	38,124
Unearned revenue	20,145	18,848
Pension and postretirement benefits	15,392	16,756
Deferred tax liability - net	18,474	21,940
Multi-Employer pension plan withdrawal liability	9,037	9,134
Total liabilities	1,832,658	2,209,027
Commitments and Contingencies
Preferred shares of beneficial interest, $0.01 par value – authorized 375,000 Series B Cumulative Convertible Voting and Participating Preferred Shares; aggregate liquidation preference of $375,000; zero and 375,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	372,794
Shareholders’ equity (deficit):
Preferred shares of beneficial interest, $0.01 par value – authorized 1,000 Series A Cumulative Non-Voting Preferred Shares; aggregate liquidation preference of $125; zero and 125 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 143,459,052 and 69,370,609 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,435	694
Paid-in capital	1,257,779	394,082
Accumulated deficit and distributions in excess of net earnings	(611,208)	(581,470)
Accumulated other comprehensive loss	(5,189)	(230)
Total shareholders’ equity (deficit)	642,817	(186,924)
Total liabilities, Series B Preferred Shares and shareholders’ equity (deficit)	$2,475,475	$2,394,897

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Rent, storage, and warehouse services revenues	$287,712	$281,663	$574,229	$557,471
Third-party managed services	65,755	59,638	129,632	118,005
Transportation services	38,889	35,796	77,234	71,977
Other revenues	2,311	2,354	4,714	4,913
Total revenues	394,667	379,451	785,809	752,366
Operating expenses:
Rent, storage, and warehouse services cost of operations	196,877	196,859	393,824	389,146
Third-party managed services cost of operations	61,896	56,155	121,995	111,534
Transportation services cost of operations	35,303	32,707	70,054	65,335
Cost of operations related to other revenues	2,391	3,790	4,448	5,445
Depreciation, depletion, and amortization	29,051	28,913	58,459	58,320
Selling, general and administrative	27,482	23,546	59,431	48,303
Impairment of long-lived assets	747	8,773	747	8,773
Total operating expenses	353,747	350,743	708,958	686,856

Operating income	40,920	28,708	76,851	65,510

Other income (expense):
Income (loss) from investments in partially owned entities	252	(1,324)	112	(1,351)
Impairment of investments in partially owned entities	—	(6,496)	—	(6,496)
Interest expense	(22,929)	(28,288)	(47,424)	(56,015)
Interest income	1,109	310	1,733	567
Loss on debt extinguishment and modification	—	(430)	(21,385)	(600)
Foreign currency exchange gain (loss)	1,511	(52)	2,191	(2,825)
Other income (expense), net	33	(728)	89	(1,212)
Income (loss) before income tax and gain from sale of real estate, net of tax	20,896	(8,300)	12,167	(2,422)
Income tax benefit (expense):
Current	(1,323)	(3,368)	(2,390)	(5,610)
Deferred	1,449	3,283	2,605	4,031
Total income tax benefit (expense)	126	(85)	215	(1,579)
Gain from sale of real estate, net of tax	8,384	—	8,384	—
Net income (loss)	$29,406	$(8,385)	$20,766	$(4,001)
Less distributions on preferred shares of beneficial interest - Series A	—	(8)	(1)	(8)
Less distributions on preferred shares of beneficial interest - Series B	—	(7,108)	(1,817)	(14,218)
Less accretion on preferred shares of beneficial interest - Series B	—	(218)	—	(438)
Net income (loss) attributable to common shares of beneficial interest	$29,406	$(15,719)	$18,948	$(18,665)

Weighted average common shares outstanding – basic	143,499	70,049	133,965	69,990
Weighted average common shares outstanding – diluted	146,474	70,049	136,737	69,990

Net income (loss) per common share of beneficial interest - basic	$0.20	$(0.22)	$0.13	$(0.27)
Net income (loss) per common share of beneficial interest - diluted	$0.20	$(0.22)	$0.14	$(0.27)

Distributions declared per common share of beneficial interest	$0.19	$0.07	$0.36	$0.14

Reconciliation of Net Earnings to NAREIT FFO, Core FFO, and AFFO
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$29,406	$(8,385)	$20,766	$(4,001)
Adjustments:
Real estate related depreciation and depletion	21,764	21,474	43,938	42,907
Net gain on sale of depreciable real estate	(8,384)	—	(8,384)	—
Impairment charges on certain real estate assets	747	8,773	747	8,773
Real estate depreciation on China JV	242	288	511	555
NAREIT Funds from operations	43,775	22,150	57,578	48,234
Less distributions on preferred shares of beneficial interest	—	(7,117)	(1,818)	(14,226)
NAREIT Funds from operations attributable to common shareholders	$43,775	$15,033	$55,760	$34,008
Adjustments:
Net gain on sale of non-real estate assets	(387)	(96)	(535)	(192)
Non-offering related IPO expenses (a)	—	—	1,242	—
Non-recurring public company implementation costs (b)	162	—	162	—
Acquisition, diligence and other pursuit costs	48	—	51	—
Stock-based compensation expense, IPO grants	965	—	1,930	—
Impairment of investments in partially owned entities (c)	—	6,496	—	6,496
Severance and reduction in workforce costs	—	—	11	—
Terminated site operations costs	66	121	66	118
Strategic alternative costs (d)	—	902	—	1,744
Loss on debt extinguishment and modification	—	430	21,385	600
Inventory asset impairment	—	2,108	—	2,108
Foreign currency exchange (gain) loss	(1,511)	52	(2,191)	2,825
Core FFO applicable to common shareholders	$43,118	$25,046	$77,881	$47,707
Adjustments:
Amortization of deferred financing costs and debt discount	1,556	2,163	3,230	4,186
Amortization of below/above market leases	38	38	76	76
Straight-line net rent	(26)	77	(31)	65
Deferred income taxes benefit	(1,449)	(3,283)	(2,605)	(4,031)
Stock-based compensation expense, excluding IPO grants	701	587	4,254	1,173
Non-real estate depreciation and amortization	7,287	7,439	14,520	15,414
Non-real estate depreciation and amortization on China JV	143	147	299	298
Recurring maintenance capital expenditures (e)	(11,563)	(12,467)	(17,946)	(18,372)
Adjusted FFO applicable to common shareholders	$39,805	$19,747	$79,678	$46,516

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	143,499	n/a	133,965	n/a
Dilutive stock options and unvested restricted stock units	2,975	n/a	2,772	n/a
Weighted average dilutive shares for net income calculation	146,474	n/a	136,737	n/a
Common shares equivalents (f)	1,032	n/a	10,769	n/a
Fully diluted common shares outstanding at quarter-end (g)	147,506	n/a	147,506	n/a

NAREIT FFO - basic per share	$0.31	n/a	$0.43	n/a
NAREIT FFO - diluted per share	$0.30	n/a	$0.42	n/a
NAREIT FFO - fully diluted per share at quarter end (g)	$0.30	n/a	$0.39	n/a

Core FFO - basic per share	$0.30	n/a	$0.58	n/a
Core FFO - diluted per share	$0.29	n/a	$0.57	n/a
Core FFO - fully diluted per share at quarter end (g)	$0.29	n/a	$0.53	n/a

Adjusted FFO - basic per share	$0.28	n/a	$0.59	n/a
Adjusted FFO - diluted per share	$0.27	n/a	$0.58	n/a
Adjusted FFO - fully diluted per share at quarter end (g)	$0.27	n/a	$0.54	n/a

(a)	Represents one-time costs and professional fees associated with becoming a public company.

(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.

(c)
Represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV. We did not receive any cash distributions from the China JV since the formation of the joint venture.

(d)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.

(e)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(f)	Fully diluted common share equivalents outstanding at June 30, 2018.

(g)
Assumes i) all post-IPO commons shares were outstanding for the entire interim period, and ii) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the interim period.

Reconciliation of Net Earnings to NAREIT EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$29,406	$(8,385)	$20,766	$(4,001)
Adjustments:
Depreciation, depletion and amortization	29,051	28,913	58,459	58,320
Interest expense	22,929	28,288	47,424	56,015
Income tax expense	(126)	85	(215)	1,579
Gain on disposal of depreciated property	(8,384)	—	(8,384)	—
Adjustment to reflect share of EBITDAre of partially owned entities (a)	592	625	1,149	1,196
NAREIT EBITDAre	$73,468	$49,526	$119,199	$113,109
Adjustments:
Severance and reduction in workforce costs	—	—	11	—
Terminated site operations cost	66	121	66	118
Non-offering related IPO expenses	—	—	1,242	—
Non-recurring public company implementation costs	162	—	162	—
Acquisition, diligence, and other pursuit costs	48	—	51	—
Strategic alternative costs	—	902	—	1,744
(Income) loss from investments in partially owned entities	(252)	1,324	(112)	1,351
Non-recurring impairment of investments in partially owned entities	—	6,496	—	6,496
Impairment of inventory and long-lived assets	747	10,881	747	10,881
(Gain) loss on foreign currency exchange	(1,511)	52	(2,191)	2,825
Stock-based compensation expense	1,666	587	6,184	1,173
Loss on debt extinguishment and modification	—	430	21,385	600
(Gain) loss on other asset disposals	(170)	58	(307)	(43)
Reduction In EBITDAre from partially owned entities	(592)	(625)	(1,149)	(1,196)
Core EBITDA	$73,632	$69,752	$145,288	$137,058

(a)	Refers to EBITDA for Real Estate in accordance with the standards established by the Board of Governors of NAREIT adopted in the first quarter of 2018.

Revenue and Contribution by Segment (Unaudited)
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Segment revenues:
Warehouse	$287,712	$281,663	$574,229	$557,471
Third-Party Managed	65,755	59,638	129,632	118,005
Transportation	38,889	35,796	77,234	71,977
Quarry	2,311	2,354	4,714	4,913
Total revenues	394,667	379,451	785,809	752,366

Segment contribution:
Warehouse	90,835	84,804	180,405	168,325
Third-Party Managed	3,859	3,483	7,637	6,471
Transportation	3,586	3,089	7,180	6,642
Quarry	(80)	(1,436)	266	(532)
Total segment contribution	98,200	89,940	195,488	180,906

Reconciling items:
Depreciation, depletion, and amortization	(29,051)	(28,913)	(58,459)	(58,320)
Selling, general and administrative	(27,482)	(23,546)	(59,431)	(48,303)
Impairment of long-lived assets	(747)	(8,773)	(747)	(8,773)
Income (loss) from investments in partially owned entities	252	(1,324)	112	(1,351)
Impairment of investments in partially owned entities	—	(6,496)	—	(6,496)
Interest expense	(22,929)	(28,288)	(47,424)	(56,015)
Interest income	1,109	310	1,733	567
Loss on debt extinguishment and modification	—	(430)	(21,385)	(600)
Foreign currency exchange gain (loss)	1,511	(52)	2,191	(2,825)
Other income (expense), net	33	(728)	89	(1,212)
Income (loss) before income tax and gain from sale of real estate, net of tax	$20,896	$(8,300)	$12,167	$(2,422)
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-offering related IPO expenses, stock-based compensation expense for the IPO retention grants, severance and reduction in workforce costs, acquisition, diligence and other pursuit costs, loss on debt extinguishment and modification, and foreign currency exchange gain or loss. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly report on Form 10-Q. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, non-offering related IPO expenses, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDAre and Core EBITDA as measures of our operating performance and not as measures of liquidity.